Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Span-America Medical Systems, Inc.

at

$29.00 Net Per Share

by

Savaria (SC) Inc.

an indirect wholly owned subsidiary of

Savaria Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON THURSDAY, JUNE 15, 2017, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”) DATED AS OF May 1, 2017 AMONG Savaria Corporation, Savaria (SC) Inc. AND Span-America Medical Systems, Inc. (“Span-America”).

THE BOARD OF DIRECTORS OF Span-America HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, the Support Agreements AND THE MERGER REFERRED TO HEREIN, ARE ADVISABLE, fair to, AND IN THE BEST INTERESTS OF Span-America and its STOCKHOLDERS AND (II) ADOPTED THE MERGER AGREEMENT AND APPROVED THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, The Support Agreements AND THE MERGER. THE SPAN-AMERICA BOARD UNANIMOUSLY RECOMMENDS THAT SPAN-AMERICA STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER AND (IF REQUIRED UNDER South Carolina LAW) ADOPT THE MERGER AGREEMENT.

THERE IS NO FINANCING CONDITION TO THE OFFER. THE OFFER IS SUBJECT TO VARIOUS CONDITIONS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (1) THROUGH (6). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

May 17, 2017

IMPORTANT

If you desire to tender all or any portion of your shares of Span-America common stock in the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your shares of Span-America common stock using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, D.F. King & Co., Inc. at (800) 991-5628 for assistance. See Section 3 — “Procedure for Tendering Shares” for further details.

•	If you hold your shares of Span-America common stock through a broker, bank or trust company, you must contact your broker, bank or trust company and give instructions that your Span-America shares be tendered.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

INTRODUCTION		7

THE OFFER		9

1.	Terms of the Offer	9

2.	Acceptance for Payment and Payment	10

3.	Procedure for Tendering Shares	11

4.	Withdrawal Rights	13

5.	Material U.S. Federal Income Tax Considerations	14

6.	Price Range of Shares; Dividends	15

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations	16

8.	Certain Information Concerning Span-America	17

9.	Certain Information Concerning Purchaser and Savaria	18

10.	Source and Amount of Funds	19

11.	Background of the Offer	21

12.	Purpose of the Offer; Plans for Span-America; Dissenters’ Rights	23

13.	The Transaction Documents	25

14.	Dividends and Distributions	40

15.	Conditions of the Offer	40

16.	Certain Legal Matters; Regulatory Approvals	41

17.	Fees and Expenses	42

18.	Miscellaneous	43

Schedule I Directors and Executive Officers of Savaria and Purchaser		I-1

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SUMMARY TERM SHEET

We, Savaria (SC) Inc. (“Purchaser”), an indirect wholly owned subsidiary of Savaria Corporation (“Savaria”), are offering to purchase all outstanding shares of common stock, no par value, of Span-America Medical Systems, Inc. (“Span-America”) for $29.00 per share in cash, net to the seller, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger dated as of May 1, 2017 among Savaria, Purchaser and Span-America. The following are some of the questions you, as a Span-America stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Savaria (SC) Inc.

Who is offering to buy my securities?

Our name is Savaria (SC) Inc. We are a South Carolina corporation formed for the purpose of making this tender offer for all of the outstanding common stock of Span-America. We are an indirect wholly owned subsidiary of Savaria Corporation, an Alberta corporation. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and Savaria.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, no par value, of Span-America. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay you $29.00 per share in cash, without interest, less any applicable withholding taxes but without brokerage fees or commissions or, except in certain circumstances, transfer taxes. If you are the record holder of your shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, banker or other nominee, and your broker tenders your shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Savaria will provide us with sufficient funds to pay for all shares accepted for payment in the offer. We will need approximately $85 million to purchase all shares of Span-America common stock validly tendered in the offer, to pay the merger consideration in connection with the merger of us into Span-America, which is expected to follow the successful completion of the tender offer and to pay related fees and expenses. All or a portion of the approximately $85 million is expected to come from Savaria’s cash on hand, a new CDN$110 million revolving credit facility maturing in 2022 provided by National Bank of Canada, which also refinances all previous credits provided by National Bank of Canada, and a CDN$38,364,000 equity private placement of subscription receipts. Consummation of the offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

•	the offer is being made for all outstanding shares of Span-America common stock solely for cash;

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•	as described above, we, through our parent company, Savaria, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer;

•	consummation of the offer is not subject to any financing condition; and

•	if we consummate the offer, we expect to acquire any remaining shares for the same cash per share price in any subsequent offering period or the merger.

See Section 10 — “Source and Amount of Funds.”

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things at least two-thirds of the outstanding shares of Span-America common stock, on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration of the offer (as may be extended from time to time) (the “Minimum Condition”).

Other conditions of the offer are described in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the offer is not conditioned on Savaria or Purchaser obtaining financing.

Is there an agreement governing the offer?

Yes. Span-America, Savaria and Purchaser have entered into an agreement and plan of merger dated as of May 1, 2017. The merger agreement provides, among other things, for the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser into Span-America. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does Span-America’s board of directors think about the offer?

Span-America’s board of directors unanimously:

•	determined that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Span-America and its stockholders;

•	adopted the merger agreement and approved the transactions contemplated thereby, including the offer, the Support Agreements (as defined below) and the merger; and

•	recommends that Span-America stockholders accept the offer and tender their shares and (if required by South Carolina law) adopt the merger agreement.

See Section 11 — “Background of the Offer” and Section 13 — “The Transaction Documents — The Merger Agreement — Span-America Board Recommendation.”

Have any Span-America stockholders entered into agreements with Savaria or any of its affiliates requiring them to tender their Shares?

Yes. In connection with the execution of the Merger Agreement, all of the members of Span-America’s board of directors and its senior officers (collectively, the “Supporting Stockholders”) have entered into Tender Support Agreements with Savaria and Purchaser, dated as of May 1, 2017 (collectively, the “Support Agreements”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, shares representing in the aggregate approximately 15.9% of Span-America’s total outstanding shares as of May 1, 2017, and, subject to certain exceptions, not to

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transfer any of the Shares that are subject to the Support Agreements. See Section 13 — “The Transaction Documents” for a more detailed description of the Support Agreements.

How long do I have to decide whether to tender in the offer?

You have until at least 5:00 pm, New York City time, on Thursday, June 15, 2017, to decide whether to tender your shares in the offer. See Section 1 — “Terms of the Offer.” If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedure for Tendering Shares.” In addition, if we extend the offer or provide a subsequent offering period in the offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, bank, trust company or other custodian, they may require advance notification before the expiration date of the offer.

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares of Span-America common stock promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the merger agreement, to delay the acceptance for payment or payment for shares of Span-America common stock until satisfaction of all conditions to the offer relating to governmental or regulatory approvals.

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of Span-America common stock will be made only after timely receipt by American Stock Transfer & Trust Company of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3 — “Procedure for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the offer be extended and under what circumstances?

Yes. If at the scheduled expiration date of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, we are required to extend the offer for periods of up to 10 business days per extension if Span-America so requests and we are permitted to do so, in our sole discretion, if Span-America does not so request. In addition, we will extend the offer for any period required by any applicable law, any interpretation or position of the Securities and Exchange Commission, the staff thereof or the NASDAQ Stock Market applicable to the offer. We will not and do not have any obligation to extend the offer beyond September 1, 2017. See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”

If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

Will there be a subsequent offering period?

Following the satisfaction of all the conditions to the offer and the acceptance for payment of all the shares tendered during the initial offering period (including any extensions), we may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We may extend the subsequent offering period; provided, that the maximum subsequent offering period with extensions cannot exceed 10 business days in the aggregate. We have not at this time made a final decision to provide or not to provide a

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subsequent offering period. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” of this document for more information concerning any subsequent offering period.

What is the difference between an extension of the offer and a subsequent offering period?

If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the shares that were validly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•	if you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company before the offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Tendering Shares.”

•	if you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the information agent, D.F. King & Co., Inc., at (800) 991-5628 for assistance. See Section 3 — “Procedure for Tendering Shares” for further details.

•	if you hold your Span-America shares through a broker, bank, or trust company you must contact your broker, bank or trust company and give instructions that your Span-America shares be tendered.

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration date of the offer as it may be extended. Further, if we have not accepted your shares for payment by July 16, 2017, you may withdraw them at any time after July 16, 2017. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period, if we elect to have such a period. See Section 4 — “Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer & Trust Company, the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, bank, trust company or other nominee, you must instruct the broker, bank, trust company or other nominee to arrange to withdraw the shares. See Section 4 — “Withdrawal Rights.”

Will the offer be followed by a merger if all Span-America shares are not tendered in the offer?

If we purchase shares in the offer and the other conditions to the merger are satisfied or, where permissible, waived, we will be merged with Span-America. If we purchase shares in the offer, we will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of Span-America. Furthermore, if pursuant to the offer or otherwise we own in excess of 90% of the outstanding shares, we may effect the merger without any further action by the stockholders of Span-America. If the merger takes place, Span-America will

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become an indirect wholly owned subsidiary of Savaria, and all remaining stockholders (other than Savaria, Purchaser and Span-America and any stockholders who validly exercise any applicable dissenters’ rights in connection with the merger as described in Section 12 — “Purpose of the Offer; Plans for Span-America; Dissenters’ Rights”) will receive $29.00 net per share in cash (or any higher price per share which is paid in the offer). See the “Introduction” to this Offer to Purchase and Section 12 — “Purpose of the Offer; Plans for Span-America; Dissenters’ Rights” and Section 13 — “The Transaction Documents — The Merger Agreement.”

What is the “Top-Up Option” and when could it be exercised?

Span-America has granted us the option, exercisable only following our acquisition of shares pursuant to the offer, to purchase from Span-America, and we have agreed to exercise that option, in each case subject to the terms and conditions set forth in the merger agreement, up to the number of authorized and unissued Span-America shares equal to the lowest number of shares that, when added to the number of shares owned by Savaria and its subsidiaries at the time of such exercise, will constitute one share more than 90% of the shares outstanding on a fully diluted basis (assuming conversion or exercise of all derivative securities), at a price per share equal to the price paid in the offer. This option is to enable us, following our acquisition of shares pursuant to the offer, to effect the merger as a short-form merger under South Carolina law without a vote or any further action by the stockholders of Span-America.

If I decide not to tender, how will the offer affect my shares?

If the merger takes place between Span-America and us, Span-America stockholders not tendering their shares in the offer (other than those properly exercising any applicable dissenters’ rights) will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering stockholders will be paid earlier. If you decide not to tender your shares in the offer and we purchase the shares which are tendered in the offer, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Span-America common stock will no longer be eligible to be traded on the NASDAQ Stock Market or other securities exchanges and there may not be an active public trading market for Span-America common stock. Also Span-America may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and Section 13 — “The Transaction Documents — The Merger Agreement.”

Are dissenters’ rights available in either the offer or the merger?

No dissenters’ rights will be available to you in connection with the offer. However, you may be entitled to exercise dissenters’ rights in connection with the merger if you do not tender shares in the offer and do not vote in favor of the merger, subject to and in accordance with South Carolina law. See Section 12 — “Purpose of the Offer; Plans for Span-America; Dissenters’ Rights — Dissenters’ Rights.”

If you successfully complete the offer, what will happen to Span-America’s board of directors?

If we accept shares of Span-America common stock for payment pursuant to the offer, under the merger agreement Savaria will become entitled to designate a number of directors to the Span-America board of directors that is in the same proportion to the total number of directors as the shares beneficially owned by Savaria and/or us to the total number of shares then outstanding. In such case, Span-America has agreed to take all actions necessary to cause Savaria’s designees to be elected or appointed to the board of directors of Span-America in such number as is proportionate to Savaria’s and/or our share ownership. Therefore, if we accept shares of Span-America common stock for payment pursuant to the offer, Savaria will obtain control of the management of Span-America shortly thereafter. However, prior to the effective time of the merger, the approval of a majority of Span-America’s directors then in office who were not designated by Savaria will be required for Span-America to authorize any termination of the merger agreement by Span-America or any amendment of the merger agreement requiring action by Span-America’s board of directors, or to effect certain other actions related to or in connection with the merger. See Section 12 — “Purpose of the Offer; Plans for Span-America; Dissenters’ Rights.”

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What is the market value of my shares as of a recent date?

On April 28, 2017, the last full trading day before we announced the offer and the possible subsequent merger, the closing price of shares of Span-America common stock reported on the NASDAQ Stock Market was $21.78 per share. On May 16, 2017, the last full trading day before the date of this Offer to Purchase, the closing price of a share of Span-America common stock on the NASDAQ Stock Market was $28.85. You should obtain current market quotations for shares before deciding whether to tender your shares.

What are the federal income tax consequences of exchanging my shares pursuant to the offer, during a subsequent offering period or pursuant to the merger?

In general, your exchange of shares of Span-America common stock for cash pursuant to the offer, during a subsequent offering period or pursuant to the merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You are urged to consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer, during a subsequent offering period or pursuant to the merger in light of your particular circumstances. See Section 5 — “Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the offer?

You can call D.F. King & Co., Inc., toll free at (800) 991-5628. D.F. King & Co., Inc. is acting as information agent for the Offer. See the back cover of this Offer to Purchase for additional contact information.

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To the Stockholders of Span-America:

INTRODUCTION

Savaria (SC) Inc., a South Carolina corporation (“Purchaser”) and an indirect wholly owned subsidiary of Savaria Corporation, an Alberta corporation (“Savaria”), is offering to purchase all outstanding shares of common stock, no par value, of Span-America Medical Systems, Inc. (“Shares”), a South Carolina corporation (“Span-America”), for $29.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of American Stock Transfer & Trust Company (the “Depositary”) and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

We are making the Offer pursuant to an Agreement and Plan of Merger dated as of May 1, 2017 (the “Merger Agreement”) among Savaria, Purchaser and Span-America. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with Span-America (the “Merger”), with Span-America continuing as the surviving corporation and an indirect wholly owned subsidiary of Savaria. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares held by Savaria, Purchaser or Span-America and any Shares held by stockholders who validly exercise any applicable dissenters’ rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for Span-America; Dissenters’ Rights”) will be cancelled and extinguished and automatically converted into the right to receive the price per Share paid in the Offer (the “Offer Price”), without interest. The Merger is subject to the satisfaction or waiver of certain conditions described in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. Section 13 — “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Considerations” describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Board of Directors of Span-America (the “Span-America Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Support Agreements (as defined below) and the Merger, are advisable, fair to, and in the best interests of Span-America and its stockholders and (ii) adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer, the Support Agreements and the Merger, in accordance with the requirements of the South Carolina Business Corporation Act (the “SCBCA”). The Span-America Board unanimously recommends that Span-America stockholders accept the Offer and tender their Shares in the Offer and (if required by South Carolina law) adopt the Merger Agreement.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Savaria and/or Purchaser, represents at least two-thirds of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”). See Section 15 — “Conditions of the Offer.”

In connection with the execution of the Merger Agreement, all of the members of the Span-America Board of Directors and its senior officers (collectively, the “Supporting Stockholders”) have entered into Tender Support Agreements with Savaria and Purchaser, dated as of May 1, 2017 (collectively, the “Support Agreements”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among

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other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 15.9% of Span-America’s total outstanding Shares as of May 1, 2017, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. See Section 13 — “The Transaction Documents” for a more detailed description of the Support Agreements.

For purposes of the Offer, the words “fully diluted,” when referring to Shares mean, as of any time, the number of Shares outstanding, together with all Shares which Span-America would be required to issue pursuant to any then outstanding options or other securities convertible into or exercisable or exchangeable for Shares, regardless of the conversion price, the vesting schedule or other terms and conditions thereof. According to Span-America, as of May 1, 2017, there were an aggregate of (i) 2,764,625 Shares issued and outstanding and (ii) 52,150 Shares were underlying outstanding and unexercised stock options issued pursuant to previous stock plans that have expired. Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 1,877,850 Shares are validly tendered pursuant to the Offer and not withdrawn.

The Merger Agreement provides that upon the time when Shares are first accepted for payment under the Offer (the “Acceptance Time”), if the Top-Up Option (as defined below) is not exercised, Savaria will be entitled to designate the number of directors, rounded down to the next whole number, to the Span-America Board that is in the same proportion to the total number of directors on the Span-America Board as the Shares beneficially owned by Savaria and/or us to the total number of Shares then outstanding. Savaria currently intends, promptly after consummation of the Offer, to exercise this right and to designate officers or employees of Savaria or an affiliate of Savaria to serve as directors of Span-America. We expect that such representation on the Span-America Board would permit us to exert substantial influence over Span-America’s conduct of its business and operations. However, prior to the Merger Effective Time, the approval of a majority of Span-America’s directors then in office who were not designated by Savaria will be required for Span-America to authorize any termination of the Merger Agreement by Span-America or any amendment of the Merger Agreement requiring action by the Span-America Board, or to effect certain other actions related to or in connection with the Merger. Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Span-America.

Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, Span-America has granted us the option to purchase from Span-America, and we have agreed to exercise that option, in each case subject to certain limitations, up to a number of additional Shares sufficient to cause Savaria and its subsidiaries to own one Share more than 90% of the then outstanding Shares (on a fully diluted basis). See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, Savaria and Purchaser will act to effect the Merger under the “short-form” merger provisions of the SCBCA. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. The Offer will expire at 5:00 pm, New York City time, on Thursday, June 15, 2017, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

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THE OFFER

1.          Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 5:00 pm, New York City time, on Thursday, June 15, 2017, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition. We can waive some of the conditions to the Offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. We (i) may, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, extend the Expiration Date for an additional period or successive periods of up to 10 business days each until all of the conditions are satisfied or waived, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer and (iii) to the extent requested by Span-America, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, will extend the Expiration Date for an additional period or successive periods of up to 10 business days each until all of the conditions are satisfied or waived. Purchaser will not and has no obligation to extend the Expiration Date beyond September 1, 2017 (the “End Date”). During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights” and Section 15 — “Conditions of the Offer.”

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Merger Agreement, we expressly reserve the right to provide, at our option, a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as we will specify of at least three business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may extend any initial Subsequent Offering Period by any period or periods; provided, that the aggregate duration of the Subsequent Offering Period (including extensions thereof) is no more than 10 business days. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a day on which the banks in Montreal, Quebec, Canada or Greenville, South Carolina are authorized by Law or executive order to be closed and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

We have not at this time made a decision to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided, that Span-America’s consent is required for us to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add any conditions to the Offer in addition to those set forth in Section 15 — “Conditions of the Offer,” (v) except as described above, extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any terms of the Offer.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The

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minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than as required by applicable law. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on Span-America’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.          Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the Offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14(e)-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in Section 16 — “Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 16 — “Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares that are accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message (defined in Section 3 — “Procedure for Tendering Shares — Book-

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Entry Delivery”) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.          Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof)

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properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

•	the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

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The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. Shares that are tendered by Guaranteed Delivery for which the underlying Shares have not been received will not be considered tendered for purposes of the Minimum Condition.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary generally will be required to backup withhold at the applicable statutory rate from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Span-America stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Span-America stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.          Withdrawal Rights. Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after July 16, 2017 pursuant to Section 14(d)(5) of the Exchange Act.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after July 16, 2017, unless theretofore accepted for payment as provided herein.

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For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following any of the procedures described in Section 3 — “Procedure for Tendering Shares.”

If we provide a Subsequent Offering Period (as described in more detail in Section 1 — “Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.          Material U.S. Federal Income Tax Considerations. The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) that exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders in light of their particular circumstances and does not apply to holders subject to special treatment under the United States federal income tax laws (such as, for example, financial institutions, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, shareholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, shareholders whose “functional currency” is not the U.S. dollar, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any tax consequences arising under net investment income provisions or any state, local or foreign tax consequences, nor does it address any United States federal tax considerations other than those pertaining to the United States federal income tax. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”).

U.S. Holders. Except as otherwise set forth below, the following discussion is limited to the material U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States as determined for U.S. federal income tax purposes, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal

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income tax on its worldwide income from all sources and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulation to be treated as a U.S. person (a “U.S. Holder”). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership are urged to consult their own tax advisors regarding the tax consequences of exchanging the Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

Your exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Non-U.S. Holders. The following is a summary of the material U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an Internal Revenue Service Form W-8ECI instead of an Internal Revenue Service Form W-9, and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding. Proceeds from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained; provided, that the required information is timely furnished to the Internal Revenue Service. See Section 3 — “Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.”

6.          Price Range of Shares; Dividends. The Shares are listed and principally traded on NASDAQ under the symbol “SPAN.” The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ for the calendar quarters indicated as reported in published financial sources:

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	High	Low
FY 2014
First Quarter	$25.02	$18.36
Second Quarter	24.72	20.16
Third Quarter	21.75	18.09
Fourth Quarter	20.16	16.57
FY 2015
First Quarter	19.55	16.57
Second Quarter	21.62	17.20
Third Quarter	20.00	16.44
Fourth Quarter	20.00	17.14
FY 2016
First Quarter	19.88	18.30
Second Quarter	19.69	16.92
Third Quarter	19.28	17.05
Fourth Quarter	19.95	17.50
FY 2017
First Quarter	21.98	18.12
Second Quarter (through May 16, 2017)	29.00	21.45

On April 28, 2017, the last full trading day before the announcement of the Offer and the possible Merger, the reported closing sales price per Share on NASDAQ in published financial sources was $21.78. On May 16, 2017, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on NASDAQ was $28.85. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

7.          Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that, if not met, could lead to the delisting of the Shares from NASDAQ. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of NASDAQ for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

If NASDAQ were to delist the Shares (which we intend to cause Span-America to seek if we acquire control of Span-America and the Shares no longer meet the NASDAQ listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly-held Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

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Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Span-America to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Span-America subject to registration, would substantially reduce the information required to be furnished by Span-America to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to Span-America. Furthermore, “affiliates” of Span-America and persons holding “restricted securities” of Span-America may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Span-America to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.          Certain Information Concerning Span-America. Span-America is a South Carolina corporation founded in 1970, with principal executive offices at 70 Commerce Center, Greenville, South Carolina 29615. The telephone number of Span-America’s principal executive offices is (864) 288-8877.

Except as specifically set forth herein, the information concerning Span-America contained in this Offer to Purchase has been taken from or is based upon information furnished by Span-America or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to Span-America’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

Span-America manufactures therapeutic support surfaces, medical bed frames, patient positioners, mattress overlays and wheelchair cushions for the medical market. Span-America also sells, but does not manufacture, skin care products, fall protection products and in-room furniture used mainly in the long-term care portion of the medical market. Span-America also manufactures foam mattress pads and pillows for the consumer bedding market as well as a variety of custom designed foam products for the industrial market. Span-America was incorporated as a South Carolina corporation in 1970. Span-America’s products are distributed primarily in the United States and Canada and, to a lesser degree, in several countries outside North America.

Additional Information. Span-America is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the

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Public Reference Room. Span-America’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9.          Certain Information Concerning Purchaser and Savaria. Purchaser is a South Carolina corporation incorporated on April 14, 2017, with its principal office located at 4350 Chomedey Highway, Laval, Quebec, H7R 6E9, telephone number (800) 931-5655, and its registered office at 2 Office Park Court, Suite 103, Columbia, South Carolina 29223. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and the Support Agreements and commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Savaria.

Savaria is one of North America's leaders in the accessibility industry and is an Alberta corporation, with its principal office located at 4350 Chomedey Highway, Laval, Quebec, H7R 6E9, telephone number (800) 931-5655, and its registered office located at Third Floor, 14505 Bannister Road S.E., Calgary, Alberta, T2X 3J3.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Savaria and Purchaser are set forth on Schedule I hereto.

Except as described elsewhere in this Offer to Purchase or in Schedule I: (i) none of Purchaser, Savaria and, to Purchaser’s and Savaria’s knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Savaria, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Span-America; (ii) none of Savaria, Purchaser and, to Savaria’s and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Span-America during the past 60 days; (iii) none of Savaria, Purchaser and, to Savaria’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Span-America (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Savaria, Purchaser, their subsidiaries or, to Savaria’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Span-America or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Savaria, Purchaser, their subsidiaries or, to Savaria’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Span-America or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Savaria, Purchaser and, to Savaria’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Savaria, Purchaser and, to Savaria’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Savaria is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Savaria will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, Savaria and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendments, supplements, schedules, annexes and exhibits thereto, the “Schedule TO”), of which this Offer forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington,

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D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. Savaria filings related to this Offer are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

10.         Source and Amount of Funds.

We will need approximately $85 million to purchase all Shares pursuant to the Offer and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Savaria will provide us with sufficient funds to satisfy these obligations. All or a portion of the approximately $85 million is expected to come from Savaria’s cash on hand, new credit facility, and equity private placement of subscription receipts described below. Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

Private Placement Offering of Subscription Receipts. Savaria has entered into an agreement with National Bank Financial Inc. and GMP Securities L.P., on behalf of a syndicate of underwriters (collectively, the “Underwriters”), to sell to the underwriters (or substituted purchasers) on a bought deal private placement basis, 2,760,000 subscription receipts at a price of CDN$13.90 per subscription receipt (the “Private Placement Offering Price”) for gross proceeds to Savaria of CDN$38,364,000 (the “Private Placement Offering”). The Private Placement Offering is scheduled to close on or about May 18, 2017, and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the Toronto Stock Exchange.

The subscription receipts are convertible on a one-for-one basis into common shares of Savaria (“Common Shares”) for no additional consideration and without any further action upon the successful completion of the Offer. The gross proceeds of the Private Placement Offering (less 50% of the underwriting fee and expenses) will be deposited in escrow with Computershare Trust Company of Canada to be released to Savaria once the conditions to the Offer have been satisfied. The holders of subscription receipts will also receive upon conversion of the subscription receipts for Common Shares, in the form of a special interest payment, an amount equal to any dividends declared by Savaria and payable to holders of Common Shares of record as of dates from and including the closing date of the Private Placement Offering to but excluding the date of the conversion of subscription receipts into Common Shares.

Should the conditions to the Offer not have been satisfied by September 1, 2017 or the Merger Agreement be otherwise terminated, the gross proceeds of the Private Placement Offering will be returned to holders of subscription receipts with interest.

The subscription receipts will be sold in Canada on a private placement basis to “accredited investors” under National Instrument 45-106 and pursuant to certain other available and agreed upon prospectus exemptions. The subscription receipts offered pursuant to the Private Placement Offering have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The inclusion of this information is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy securities.

New Facility. Savaria has received a commitment from National Bank of Canada (“NBC”) to fully underwrite and provide a CDN$110 million senior secured revolving loan (the “Facility”). The lead arranger for the Facility will be National Bank Financial Markets, the investment banking division of NBC (the “Lead Arranger”). The Facility will mature on or about the fifth anniversary of the completion of the transactions contemplated by the Merger Agreement, but Savaria will have the option to request to extend the maturity date annually by one year. Proceeds drawn under the Facility may be used to (i) finance the acquisition of the Shares and the fees and transaction expenses relating thereto and to the Facility, (ii) refinance certain existing indebtedness of Savaria and Span-America and (iii) following the Offer, finance the general corporate purposes of Savaria and its subsidiaries.

Conditions to Funding. Loans under the Facility will be available concurrently with the consummation of the Offer, subject to satisfaction of certain conditions. The conditions precedent to the initial funding include (i) the execution and delivery of a credit agreement and related documents for the Facility, (ii) all existing debt for

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borrowed money of Span-America and its subsidiaries (other than permitted debt) being concurrently repaid, (iii) the satisfactory acquisition documentation, lock-up arrangements and all other relevant documents permitting Purchaser to complete the transactions contemplated by the Merger Agreement not being amended and the conditions for Savaria’s benefit therein not being waived, in each case, without the prior consent of the Lead Arranger, (iv) the absence of any Span-America Material Adverse Effect (as defined below), and (v) the payment of fees and expenses of the lenders in connection with the Facility.

Availability. The Facility will be available, at Savaria’s option, in Canadian Dollars, by way of prime rate loans or the issuance of banker’s acceptances, in US Dollars by way of US base rate loans or LIBOR loans, and by way of the issuance of letters of credit (“LCs”) in Canadian Dollars or US Dollars.

Interest Rates. The interest rate which will be applicable to each drawing under the Facility by way of prime rate loans, US base rate loans or LIBOR loans will be a fluctuating rate per annum equal to the sum of (i) the Canadian prime rate, US base rate or LIBOR, as applicable, plus (ii) the applicable margin ranging from 0.25% to 1.50% per annum for prime rate loans and US base rate loans and 1.50% to 3.00% per annum for LIBOR loans, determined based on Savaria’s Total Debt to EBITDA ratio (each as defined below). Bankers’ acceptances and LCs will be subject to stamping or LC fees of between 1.50% and 3.00% per annum and LCs will also subject to fronting fees of 0.25% payable to the issuing lender of each LC (although no fronting fee will be applicable for any period during which NBC is the sole lender).

Prepayments. The Facility will allow for voluntary prepayment or permanent cancellation, in whole or in part.

“EBITDA” means, at any time, for the 12-month period immediately preceding such time, taken as one period, on a consolidated basis for Savaria, earnings before interest, taxes, depreciation and, amortization, before non-recurring, unusual or extraordinary items approved by the Lenders, and before unrealized gains or losses relative to foreign exchange derivative instruments, in all cases during such period. For any period of calculation preceding the date of the consummation of the transactions contemplated by the Merger Agreement or any permitted acquisition, the EBITDA of Savaria shall be calculated taking into account the historical EBITDA of the acquired entities or business. Similarly, in the case of any disposition of a subsidiary or business, the EBITDA shall be adjusted to remove the EBITDA of the disposed subsidiary or business for the period of calculation preceding the date of disposition.

“Total Debt” means, at any time, on a consolidated basis for Savaria, all debt for borrowed money of Savaria at such time, including, for greater certainty, but without duplication, letters of credit, mark-to-market derivative instruments, debt under local credit facility, and guarantees to persons other than Savaria and its subsidiaries.

Other Terms. The Facility will include customary representations, covenants and events of default for facilities of this nature. Such events of default include (i) non-payment of principal when due and non-payment of interest, fees or other amounts within three business days of the due date, (ii) non-compliance with any covenants, (iii) breach of representations or warranties, (iv) cross default subject to a dollar threshold, (v) insolvency, debt relief or reorganization, (vi) any material adverse change, (vii) any material judgment rendered against Savaria or any of its subsidiaries, (viii) change of control and (ix) any person acquiring a greater interest in Savaria than the Bourassa family.

The Facility will be governed by the laws of the Province of Quebec including the federal laws of Canada applicable therein.

The foregoing summary description of the Facility is qualified in its entirety by reference to the commitment letter relating thereto (the “Commitment Letter”), a copy of which Purchaser has filed as an exhibit to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Span-America” above.

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11.         Background of the Offer.

Span-America’s first contact with Savaria related to the Merger came on November 10, 2016 when Parent’s Vice President for Corporate Development, Nicolas Rimbert, e-mailed Span-America’s CEO, Jim Ferguson, requesting a telephone call. Mr. Ferguson replied to the e-mail the following day, and the two men spoke by phone on November 16, 2016. Mr. Rimbert expressed interest in a potential acquisition of Span-America by Savaria and asked to visit Span-America’s Greenville, South Carolina plant at a convenient time. Mr. Ferguson accepted the request for a site visit, and Mr. Rimbert conducted a two-hour site visit to Span-America on November 21, 2016, including a plant tour and a one-on-one conversation between the two men.

On December 2, 2016, Savaria sent Mr. Ferguson a written indication of interest to acquire Span-America for $25 to $27 per share in cash subject to, among other things, due diligence and requested a response by December 12, 2016 and a 60-day exclusivity commitment. The price range in the indication of interest represented a premium ranging from 30.1% to 40.5% over the $19.22 per share closing price of Span-America’s common stock on Nasdaq on December 1, 2016.

On December 7, 2016, Tom Henrion e-mailed Savaria’s Chairman, President and CEO, Marcel Bourassa, and Mr. Rimbert to acknowledge the Span-America Board’s receipt of the December 2, 2016 indication of interest. On December 9, 2016, Mr. Henrion e-mailed a letter to Mr. Bourassa and Mr. Rimbert encouraging Savaria to continue discussions with Span-America but declining to grant exclusivity to Savaria. Mr. Rimbert called Mr. Henrion on December 9, 2016 to express enthusiasm regarding the potential synergies between Savaria and Span-America and to express Savaria’s appreciation of the quality of Span-America’s senior management team.

On December 19, 2016, Mr. Henrion e-mailed Mr. Bourassa and Mr. Rimbert to inform them of Robert W Baird & Co. (“Baird”)’s engagement as Span-America’s financial advisor and requested that Baird be their primary point of contact going forward.

Wyche, P.A. (“Wyche”) sent a draft customary non-disclosure and standstill agreement (the “NDA & Standstill”) to Mr. Rimbert and Savaria’s counsel Blake, Cassels & Graydon LLP (“Blakes”). Mr. Ferguson and Mr. Bourassa executed the NDA & Standstill on January 2, 2017. Savaria delivered an initial due diligence request on January 5, 2017.

Representatives of Baird held conference calls with Mr. Rimbert on January 17, 2017 and January 25, 2017 to discuss due diligence matters. Savaria sent a follow-up due diligence request on January 30, 2017, and Mr. Ferguson, Richard Coggins, Span-America’s Chief Financial Officer, and Span-America Vice President for Medical Sales and Marketing Clyde Shew spoke by telephone with representatives of Savaria on February 6, 2017 about the follow-up items.

On February 23, 2017, Marcel Bourassa, Alison Harper, Savaria’s Vice President for Business Development, Sebastian Bourassa, Savaria’s Vice President of Operations and Mr. Rimbert conducted a due diligence site visit to Span-America. The Span-America Board and Special Committee Chair, Mr. Henrion joined the Savaria team, representatives of Baird and Span-America senior management for dinner that evening. At dinner, Mr. Bourassa and Mr. Henrion discussed the proposed price of $27.00 per share, which Mr. Henrion indicated was likely insufficient.

On March 2, 2017, Sebastian Bourassa, visited the Beamsville, Ontario plant of Span-America’s Canadian subsidiary, Span Medical Products Canada Inc.

On March 3, 2017, Mr. Rimbert sent a one-page term sheet to representatives of Baird proposing a price of $27.00 per share, a break-up fee equal to approximately 5% of the total purchase price for all outstanding Span-America shares, a 45-day additional due diligence period, a 60-day exclusivity period, a 35-day period from execution of a definitive agreement to closing of the proposed tender offer and back-end merger and the entry of Span-America’s directors and senior officers into a tender support agreement generally requiring them to tender their shares in the tender offer and vote in favor of Savaria on any pertinent matters put to a vote of Span-America’s shareholders.

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On March 8, 2017, representatives of Baird spoke with Mr. Rimbert, at which time Mr. Rimbert indicated that Savaria was willing to offer $29.00 per share, a break-up fee of 3.5% of the total consideration paid for Span-America’s outstanding shares and a reduced period of 30 days to complete due diligence but that Savaria was unwilling to increase its proposed 35-day period between signing a definitive agreement and closing a tender offer.

Savaria provided a draft letter of intent (the “LOI”) to representatives of Baird on March 10, 2017, which Wyche discussed with Blakes. The LOI was non-binding with respect to, among other things, price and the parties' obligation to consummate a transaction. Wyche and Blakes negotiated changes to the LOI from March 10 to March 16, 2017. On March 15, Mr. Rimbert called representatives of Baird and advised them that Savaria’s CEO, Marcel Bourassa, was “prepared to walk” if they do not have a signed LOI by 5:00 p.m. the following day, which representatives of Baird promptly relayed to Wyche and the Span-America Board. Mr. Rimbert indicated that Savaria’s primary concerns were (a) obtaining employment agreements with Span-America’s senior managers, (b) eliminating any right of Span-America to entertain competing offers during the exclusivity period in the LOI, (c) the minimum number of shares that must be tendered for Savaria to close the tender offer and (d) shortening the period between deal announcement and closing of the tender offer from 60 days proposed by Span-America to 42 days.

Parent and Span-America finalized the LOI the evening of March 16, 2017, and Mr. Henrion and Mr. Bourassa executed it on March 17, 2017.

On March 21, 2017, Savaria sent a due diligence request list, which representatives of Baird and representatives of Span-America’s management team preliminarily responded to the next day. On March 23, 2017, Wyche spoke with Blakes and Savaria’s U.S. legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) about drafting definitive documents for the proposed transaction. Mr. Bourassa and Ms. Harper visited Span-America’s Greenville plant and office on March 28, 2017. Mr. Bourassa held one-on-one interviews with Span-America’s senior managers, and Ms. Harper discussed sales and marketing with Mr. Shew. On March 31, 2017, Wyche contacted Blakes to discuss the timing of document preparation and transaction announcement. Paul Weiss sent Wyche a first draft of the proposed merger agreement on April 5, 2017 and a proposed draft of the tender support agreement between Parent and Span-America’s directors and senior officers solely in their capacities as shareholders on April 7, 2017. Also on April 7, Mr. Rimbert notified representatives of Baird that Savaria was dropping the requirement in the LOI that Span-America’s senior managers enter into employment agreements as a condition to Parent’s entry in the Merger Agreement.

On April 13, 2017, Wyche notified Blakes of an unsolicited indication of interest in acquiring Span-America for cash from a company in a related industry to Span-America.

On April 18, 2017, Mr. Rimbert called Baird and then Mr. Henrion requesting a signing and public announcement date of April 26, pushing to keep the Minimum Condition at two-thirds of the outstanding Shares and declining to grant Span-America’s request that it be allowed to pay its regular quarterly dividend of $0.16 per share. That day, Wyche also sent a revised draft of the merger agreement to Paul Weiss and Blakes. On April 19, 2017, representatives of Savaria’s tax advisors, KPMG, Mr. Coggins and Span-America’s controller Gwen Randolph conducted a tax due diligence telephone conference. On April 20, 2017, Paul Weiss sent Wyche a list of the primary issues of disagreement on the Merger Agreement and Tender Support Agreement with Savaria’s proposed resolution and Mr. Coggins conducted a financial due diligence call with Savaria’s Vice President of Finance, Hélène Bernier.

On April 21, 2017, Blakes and Paul Weiss along with several officers of Savaria conducted a final due diligence call with Jim Ferguson, Richard Coggins and representatives of Baird and Wyche. Wyche and Paul Weiss spoke at 1:00 p.m. and Mr. Rimbert, Blakes, Paul Weiss, Tom Henrion and Wyche spoke at 3:30 p.m., in each case to discuss the open issues list.

Savaria’s primary remaining requests were (1) to sign and announce the transaction on Monday, May 1, 2017, which would require Span-America’s Board to meet on or before that date to consider approving the transaction, (2) to keep the Minimum Condition at 66⅔%, and (3) to eliminate any reverse break-up fee. Savaria accepted a request from Mr. Henrion to allow Span-America to pay its regular $0.16 per share quarterly dividend after the Merger Agreement was signed.

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The following day, on April 22, 2017, Mr. Rimbert called Mr. Henrion to find out the results of the Special Committee meeting held the previous day. Mr. Henrion told him that Span-America had agreed to move its board meeting to May 1, 2017 with the intention of considering and announcing the merger agreement on that day and that Span-America would forego a reverse break-up fee provided Savaria gave a clear commitment to reimburse Span-America’s expenses if Savaria breaches the Merger Agreement. Mr. Rimbert consulted Mr. Bourassa and confirmed that Savaria would agree to pay Span-America’s expenses. Wyche sent Paul Weiss and Blakes a revised open issues list with Span-America’s counterproposals and asked for confirmation that Savaria was not seeking employment agreements from Span-America’s senior managers as a condition to entering into a Merger Agreement. Wyche and members of Savaria’s legal team engaged in additional telephone conferences and e-mail correspondence on April 24 and April 25, and on April 25, 2017, Paul Weiss sent Wyche new drafts of the merger agreement and tender support agreement and an updated issues list.

On April 26, 2017, Wyche sent Paul Weiss and Blakes a revised draft of the merger agreement with Span-America’s proposed changes. There were no further disagreements on the draft form of tender support agreement.

On April 27, 2017, Paul Weiss, Blakes and Wyche continued to talk by telephone and exchange e-mails to finalize the Merger Agreement. Mr. Rimbert also made a request to representatives of Baird that Span-America agree to extend the exclusivity period in the LOI to May 3, 2017. On April 28, 2017, Wyche sent Paul Weiss and Blakes a revised draft of the merger agreement.

On April 28, 2017, Span-America communicated to Savaria that the Special Committee had agreed to the exclusivity extension requested by Mr. Rimbert.

The legal teams at Wyche, Paul Weiss and Blakes continued to speak by telephone and exchange e-mails over the weekend on April 29 and 30, 2017 to finalize the merger agreement.

On May 1, 2017, the merger agreement was executed and delivered by the parties, along with Span-America’s disclosure letter in final form and tender support agreements executed by the respective parties to such agreements. Span-America and Savaria each issued press releases announcing the execution of the Merger Agreement. A copy of Span-America’s press release has been filed as Exhibit 99.1 to the Form 8-K filed by Span-America on May 1, 2017. A copy of Savaria’s press release has been filed as Exhibit 99.1 to the Schedule TO-C filed by Savaria on May 1, 2017.

12.         Purpose of the Offer; Plans for Span-America; Dissenters’ Rights.

Purpose of the Offer; Plans for Span-America. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Span-America. The Offer, as the first step in the acquisition of Span-America, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Span-America not purchased pursuant to the Offer or otherwise.

The Merger Agreement provides that upon the purchase of Shares pursuant to the Offer, if the Top-Up Option (as defined below) is not exercised, Savaria will be entitled to designate representatives, rounded down to the next whole number, to serve on the Span-America Board in proportion to Savaria’s and/or our ownership of Shares following such purchase. Span-America has agreed to take all actions necessary to cause Savaria’s designees to be elected or appointed to the Board. Savaria currently intends, promptly after consummation of the Offer, to designate one or more persons who are likely to be employees of Savaria or its affiliates to serve as directors of Span-America. We expect that such representation on the Span-America Board would permit us to exert substantial influence over Span-America’s conduct of its business and operations. In addition, if we accept for payment and pay for at least two-thirds of the outstanding Shares, we expect to merge with Span-America. We currently intend, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Span-America. See Section 13 — “The Transaction Documents — The Merger Agreement.”

Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, Span-America has granted us the option to purchase from Span-America, and we have agreed to exercise

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that option, in each case subject to certain limitations, a number of additional Shares sufficient to cause Savaria and Purchaser to own one Share more than 90% of the then outstanding Shares (on a fully diluted basis). See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, Savaria and Purchaser will act to effect the Merger under the “short-form” merger provisions of the SCBCA. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.”

Based on available information, we are conducting a detailed review of Span-America and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will continue to evaluate the business and operations of Span-America during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Span-America’s business, operations, capitalization and management with a view to optimizing development of Span-America’s potential in conjunction with Savaria’s existing businesses. Possible changes could include changes in Span-America’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, or dividend policy, although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters.

If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Span-America, Savaria and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Dissenters’ Rights. No dissenters’ rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who complies with the applicable statutory procedures under Chapter 13 of the SCBCA, may be entitled to receive a judicial determination of the fair value of the holder’s Shares and to receive payment of such judicially determined amount

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, we may argue in any proceeding that dissenters’ rights are not available to holders of shares, and/or that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Savaria, Purchaser and Span-America have agreed and acknowledged that, in any proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the proceeding will be determined in accordance with Chapter 13 of the SCBCA without regard to the Top-Up Option (as defined below), the Top-Up Shares (as defined below) or any promissory note delivered by Purchaser to Span-America in payment for Top-Up Shares.

The foregoing summary of the rights of dissenting stockholders under the SCBCA does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights under South Carolina law. To the extent dissenters’ rights are available, the preservation and exercise of such rights require strict and timely adherence to the applicable provisions of South Carolina law which will be set forth in their entirety in the proxy statement or information statement for a merger, unless effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to dissenters’ rights under South Carolina law and is qualified in its entirety by reference to South Carolina law.

You cannot exercise dissenters’ rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you sell your Shares in the Offer, you will not be entitled to exercise dissenters’ rights with respect to your Shares but, rather, subject to the conditions of the Offer, will receive the Offer Price therefor.

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13.         The Transaction Documents.

The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as an exhibit to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Span-America” above. You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Span-America or Savaria in Span-America’s or Savaria’s public reports filed with the SEC.

The Offer. The Merger Agreement provides for the making of the Offer by Purchaser as promptly as practicable, but in no event later than May 24, 2017. Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions set forth in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the Offer without the consent of Span-America. We cannot, however, waive the Minimum Condition without the consent of Span-America. The Merger Agreement provides that each Span-America stockholder who tenders Shares in the Offer will receive $29.00 for each Share tendered, net to the stockholder in cash, without interest. Purchaser has agreed that, without the prior written consent of Span-America, it will not:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	change, modify or waive the Minimum Condition;

•	add any conditions to the Offer in addition to those set forth set forth in Section 15 — “Conditions of the Offer”;

•	except as described below, extend or otherwise change the Expiration Date;

•	change the form of consideration payable in the Offer; or

•	otherwise amend, modify or supplement any terms of the Offer.

Extensions of the Offer. Purchaser (i) may, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, extend the Expiration Date for an additional period or successive periods of up to 10 business days each until all of the conditions are satisfied or waived, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer and (iii) to the extent requested by Span-America, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, will extend the Expiration Date for an additional period or successive periods of up to 10 business days each until all of the conditions are satisfied or waived. Purchaser, however, will not and has no obligation to extend the Expiration Date beyond the End Date.

The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in Section 15 — “Conditions of the Offer,” to accept for payment and pay for, as soon as practicable after (and in any event no later than three business days after) the Expiration Date, all Shares validly tendered and not withdrawn pursuant to the Offer.

Subsequent Offering Period. The Merger Agreement permits Purchaser, following expiration of the Offer and in its sole discretion, to provide for, in accordance with Rule 14d-11 under the Exchange Act, a Subsequent Offering Period so long as such period does not exceed 10 business days.

Directors. The Merger Agreement provides that upon the Acceptance Time, if the Top-Up Option (as defined below) is not exercised, Savaria will be entitled to designate the number of directors, rounded down to the next whole number, to the Span-America Board that equals the product of (i) the total number of directors on the

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Span-America Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Savaria and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. Span-America is required under the Merger Agreement to cause Savaria’s designees to be elected or appointed to the Span-America Board, including by increasing the number of directors, amending the bylaws and seeking and accepting resignations of incumbent directors. Span-America will also cause individuals designated by Savaria to constitute the number of members, rounded down to the next whole number, on each committee of the Span-America Board and, as requested by Savaria, the board of directors (or similar governing body) of each subsidiary of Span-America (and each committee thereof) that represents the same percentage as such individuals represent on the Span-America Board.

Following the election or appointment of Savaria’s designees and until the Merger Effective Time, the approval of a majority of the directors of the Span-America Board then in office who were not designated by Savaria will be required to authorize (and such authorization will constitute the authorization of the Span-America Board):

•	any termination of the Merger Agreement by Span-America;

•	any amendment of the Merger Agreement requiring action by the Span-America Board;

•	any extension of time for performance of any of the obligations or actions by Savaria or Purchaser; or

•	any waiver of compliance with any agreement or conditions contained in the Merger Agreement for the benefit of Span-America.

Top-Up Option. As part of the Merger Agreement, Span-America granted to Purchaser an irrevocable option (the “Top-Up Option”) to, and Purchaser has agreed to, purchase a number of newly issued Shares (the “Top-Up Shares”) from Span-America at a per Share purchase price equal to the Offer Price that, when added to the number of Shares owned by Savaria and its subsidiaries (including Purchaser) at the time of exercise of the Top-Up Option, results in Savaria and its subsidiaries (including Purchaser) owning one more Share than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully-diluted basis (the “Short-Form Threshold”). The Top-Up Option will not be exercisable to the extent (i) the number of Top-Up Shares would exceed the number of Shares authorized but unissued or held in the treasury of Span-America at the time of exercise of the Top-Up Option or (ii) any provision of applicable law or judgment order or decree will prohibit such exercise. Span-America must cause to be reserved and kept available out of its authorized and unissued shares of common stock the number of shares of common stock that will be sufficient to permit the exercise in full of the Top-Up Option in addition to the number of shares of common stock reserved for issuance upon the conversion of exercise of all outstanding derivative securities of Span-America. The Top-Up Option may be exercised only once, only in whole but not in part, and subject to the immediately preceding sentence, Purchaser has agreed to exercise the Top-Up Option promptly (but in no event later than one business day) after the later of (a) the Acceptance Time and (b) the expiration of any permitted Subsequent Offering Period, as applicable, if the number of Shares owned by Purchaser at such time does not meet the Short-Form Threshold and if and only if after giving effect to the exercise of the Top-Up Option, Purchaser would own in the aggregate Shares sufficient to meet the Short-Form Threshold.

The aggregate purchase price owed by Purchaser for the Top-Up Shares would be paid, at Savaria’s election, either (i) entirely in cash or (ii) by issuing to Span-America a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option. Any such promissory note will (a) bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published in The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of such promissory note from the date such promissory note is originally issued until the date of payment in full of such promissory note, (b) may be prepaid without premium or penalty (c) mature on the first anniversary of the date of execution, (d) be full recourse to Savaria and Purchaser and (e) have no other material terms.

Savaria and Purchaser may also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if Purchaser acquires at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, it would effect the Merger under the the “short-

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form” merger provisions of the SCBCA. Stockholders who have not sold their Shares in the Offer may have certain dissenters’ rights with respect to the Merger under the applicable provisions of the SCBCA, if those rights are perfected.

The Merger. The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with Span-America. Following the Merger, the separate existence of Purchaser will cease, and Span-America will continue as the surviving corporation and an indirect wholly owned direct subsidiary of Savaria.

Under the terms of the Merger Agreement, at the Merger Effective Time, each Share outstanding immediately prior to the Merger Effective Time will be converted automatically into the right to receive a cash amount equal to the Offer Price, without interest (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Savaria or Purchaser, (ii) Shares owned by Span-America and (iii) Dissenting Shares (as defined below). Each Share held by Savaria or Purchaser immediately prior to the Merger Effective Time will be cancelled and retired, and no payment will be made with respect thereto.

Shares that are issued and outstanding immediately prior to the Merger Effective Time and held by a stockholder (if any) who is entitled to, and who properly, dissents in accordance with Chapter 13 of the SCBCA (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but rather such stockholder will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 13 of the SCBCA. However, all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to dissent under such Chapter 13 of the SCBCA will no longer be considered to be Dissenting Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Merger Consideration. Stockholders who tender their Shares in the Offer will not be entitled to exercise dissenters’ rights with respect to such Shares, but rather, subject to the conditions of the Offer, will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for Span-America; Dissenters’ Rights — Dissenters’ Rights.”

Short-Form Merger Procedure. The SCBCA provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a “short-form” merger with that subsidiary without the action of the other stockholders of the subsidiary. Under the terms of the Merger Agreement, if Savaria, Purchaser or any of their respective subsidiaries hold, in the aggregate, at least the number of Shares equal to the Short-Form Threshold, Span-America, Savaria and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after completion of the Offer and as close in time as possible to the issuance of any Top-Up Shares, without a meeting of the stockholders of Span-America in accordance with the SCBCA.

Vote Required to Approve Merger; Stockholders Meeting. The Span-America Board has unanimously approved the Merger Agreement, the Offer and the Merger. If the Short-Form Threshold is not met, then under the SCBCA we must obtain the affirmative vote of the holders of at least two-thirds of the outstanding Shares to adopt the Merger Agreement. The Merger Agreement provides that if Span-America stockholder adoption is required, Span-America will:

•	prepare and file with the SEC a proxy statement (the “Proxy Statement”) relating to the Company Meeting (as defined below) and use reasonable best efforts to cause the proxy statement to be cleared by the staff of the SEC and thereafter mailed to Span-America stockholders as promptly as practicable;

•	take all action necessary in accordance with the SCBCA and Span-America’s organizational documents to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as promptly as reasonably practicable after the completion of the Offer but no later than four months after completion of the Offer unless the SEC staff review and comment process or injunction from a court of competent jurisdiction precludes holding the meeting by such time; and

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•	include a recommendation from the Span-America Board in the Proxy Statement that stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement at a meeting of the stockholders of Span-America without the affirmative vote of any other Span-America stockholder.

Treatment of Span-America Stock Options in the Merger. The Merger Agreement provides that each Span-America stock option that is fully vested, outstanding and unexercised as of the Merger Effective Time will be terminated and the holder thereof will receive a cash amount equal to the product of (x) the number of shares of Span-America common stock underlying the vested Span-America stock option and (y) the Offer Price less the exercise price of the vested Span-America stock option. Each outstanding Span-America stock option that is not fully vested as of the Merger Effective Time will be cancelled. Further, Span-America has entered into certain stock option cancellation agreements with the holders of options to acquire Shares whereby (i) each outstanding vested Span-America stock option will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price applicable to such Span-America stock option, multiplied by (y) the total number of Common Shares subject to such Span-America stock option and (ii) each unvested Span-America stock option will be cancelled without any consideration being payable.

Articles of Incorporation, Bylaws, Directors and Officers. The articles of incorporation of Span-America in effect immediately prior to the Merger Effective Time will be the articles of incorporation of the surviving company of the Merger until thereafter amended in accordance with applicable law. The bylaws of Span-America in effect at the Merger Effective Time will be the bylaws of the surviving company of the Merger, until thereafter amended in accordance with applicable law. From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser immediately prior to the Merger Effective Time will be the initial directors of the surviving company of the Merger and (ii) the officers of Purchaser immediately prior to the Merger Effective Time will be the initial officers of the surviving company of the Merger.

Representations and Warranties. In the Merger Agreement, Span-America has made customary representations and warranties to Savaria and Purchaser, including representations relating to its corporate existence and power, capitalization, subsidiaries, corporate authorization, governmental authorization, non-contravention, SEC filings and the Sarbanes-Oxley Act of 2002, financial statements, the absence of undisclosed material liabilities, compliance with laws and court orders, environmental matters, employee benefit plans and employment arrangements, the absence of certain changes, litigation, information to be included in the Schedule 14D-9, the Proxy Statement and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, taxes, labor matters, intellectual property, properties, the opinion of its financial advisor, material contracts, regulatory compliance, finders’ fees, anti-takeover statutes, related party transactions, insurance, customers and suppliers and the absence of any additional representations to Savaria or Purchaser. Savaria and Purchaser have made customary representations and warranties to Span-America with respect to, among other matters, their corporate existence and power, corporate authorization, governmental authorization, non-contravention, information to be included in the Offer documents, the Proxy Statement and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, financial ability to complete the transactions contemplated by the Merger Agreement, litigation, finders’ fees, and the absence of any additional representations to Span-America.

None of the representations and warranties in the Merger Agreement will survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by either party after termination of the Merger Agreement except as a result of a willful, intentional and material breach.

Operating Covenants. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time and the termination of the Merger Agreement, Span-America will, and will cause each of its subsidiaries to (unless otherwise required by applicable law, consented to by Savaria or contemplated or required by the Merger Agreement), (i) conduct its business in all material respects in the ordinary

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course consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (iii) not take any action intended to or that would reasonably be expected to materially adversely affect or materially delay the ability of Savaria, Purchaser or Span-America to obtain any necessary regulatory or government approvals for the consummation of the transactions contemplated by the Merger Agreement, or otherwise materially delay or prohibit consummation of the transactions contemplated by the Merger Agreement, including the Offer, the Support Agreements and the Merger. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Span-America prior to such time as until the earlier of the Merger Effective Time and the termination of the Merger Agreement, which provide that, subject to certain exceptions, including as contemplated or expressly permitted by the Merger Agreement, Span-America and its subsidiaries will not, among other things: adjust, split, combine or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock; make, declare, set aside or pay any dividend or distribution in respect of its capital stock (other than an ordinary quarterly cash dividend of $0.16 per Share consistent with past practice), or redeem, purchase or otherwise acquire or encumber any of its capital stock; grant any person any right to acquire any of its capital stock; issue or authorize the issuance of any Span-America securities (except pursuant to the exercise of outstanding stock options); purchase, acquire, sell or otherwise dispose of any properties or assets having an aggregate value in excess of $50,000; incur or guarantee indebtedness; except in the ordinary course of business consistent with past practice enter into, renew, extend, materially amend or terminate any material contract; increase compensation, enter into or amend existing employment agreements or adopt new or amend existing benefit plans; settle litigation, unless such settlement only involves payment of monetary damages not in excess of $50,000 in the aggregate; amend any material term of the Span-America articles of incorporation, bylaws or other organizational documents; authorize or make any capital expenditures unless consistent with past practice and not in excess of $50,000 in the aggregate; take any action that would reasonably be expected to result in any of the conditions to the Offer or the Merger set forth in Section 15 — “Conditions of the Offer” becoming incapable of being satisfied; adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; enter into certain related party transactions; materially change its financial accounting methods; or make or change any material tax election, tax accounting period or method of tax accounting, or settle, compromise or surrender with respect to any material tax proceeding or claim for refund.

Access to Information. From the date of the Merger Agreement until the Merger Effective Time and subject to applicable law, Span-America will, upon reasonable notice, (i) provide to Savaria and its investment bankers, attorneys, advisors and accountants (“Representatives”) reasonable access to the offices, properties, books and records of Span-America and its subsidiaries and (ii) furnish to Savaria and its Representatives such other information concerning its business, properties and personnel as such persons may reasonably request, in each case for any reasonable business purpose related to the consummation of the Offer and the Merger. Any such investigation will be conducted in such manner as not to interfere unreasonably with the conduct of the business of Span-America and its subsidiaries.

No Solicitation. In the Merger Agreement, Span-America has agreed that neither it, any of its subsidiaries nor any of their respective directors, officers, agents, financial accountants or attorneys will (and Span-America will use reasonable best efforts to cause its and its subsidiaries’ employees not to), directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Alternative Proposal (as defined below);

•	provide or cause to be provided any nonpublic information or data relating to Span-America or its subsidiaries;

•	engage in any discussion with any person or its Representatives in connection with an actual or proposed Alternative Proposal;

•	approve, endorse or recommend, agree to or accept any actual or proposed Alternative Proposal; or

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•	approve, endorse or recommend, agree to or accept or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to, any actual or proposed Alternative Proposal.

Span-America will, will cause each of its subsidiaries to, and will direct each of its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or its Representatives conducted prior to the date of the Merger Agreement, (ii) request the prompt return or destruction of all confidential information furnished to any such person or its Representatives prior to the date of the Merger Agreement and (iii) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (in the case of confidentiality or similar provisions, to the extent entered into in connection with or in relation to an Alternative Proposal) subject, in the case of (iii), to compliance with fiduciary duties under applicable law.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, if Span-America receives an unsolicited bona fide written Alternative Proposal that did not result from or arise in connection with a breach of the Merger Agreement and the Span-America Board determines in good faith that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and the Span-America Board determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with Span-America’s fiduciary duties under applicable law), Span-America may: (i) furnish nonpublic information to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement containing terms at least as restrictive to the person making such Alternative Proposal as those contained in the Confidentiality Agreement (as defined below) are with respect to Savaria; provided, that such confidentiality agreement may contain fewer restrictions than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, that Span-America must promptly (and in any event within 24 hours) notify Savaria that the Span-America Board has determined to take such actions and must simultaneously provide or make available to Savaria any nonpublic information that is provided to the person making such Alternative Proposal or its Representatives that was not previously disclosed to Savaria .

Span-America will promptly (and in any event within 24 hours) advise Savaria of (i) any Alternative Proposal or indication or inquiry that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for nonpublic information, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication, inquiry or request and the material terms of any such Alternative Proposal or indication, inquiry or request (including copies of any document or correspondence evidencing such Alternative Proposal or indication, inquiry or request). Span-America will keep Savaria reasonably informed of the status (including any material change to the terms) of any such Alternative Proposal or indication, inquiry or request.

The Span-America Board will not (i) withdraw, modify or qualify in any manner adverse to Savaria or Purchaser the Span-America Board Recommendation (as defined below), (ii) make any public statement in connection with the Company Meeting, or in reference to an Alternative Proposal, that is inconsistent with the Span-America Board Recommendation (any action or public statement described in clause (i) or (ii), an “Adverse Recommendation Change”) or (iii) authorize, cause or permit Span-America or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than any customary confidentiality agreement as described above) (an “Alternative Acquisition Agreement”) relating to any Alternative Proposal, unless (a) a written Alternative Proposal is made and is not withdrawn or there has been an Intervening Event, (b) it concludes in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (c) Span-America has complied in all material respects with the Merger Agreement, given Savaria and Purchaser prompt written notice of the Span-America Board’s decision and, if such decision relates to an Alternative Proposal, such Alternative Proposal must have been an unsolicited bona fide written Alternative Proposal that did not result from or arise in connection with a breach of the Merger Agreement and that the Span-America Board determined in good faith to constitute a Superior Proposal, (d) in the case of the authorization of or entering into of an Alternative Acquisition Agreement, Span-America must have validly terminated the Merger Agreement as described below under “— Termination” (including by complying with its obligation to pay the Termination Fee (as defined below)) and (e) (x)

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Span-America must have given Savaria and Purchaser three business days to propose revisions to the terms of the Merger Agreement (or make another proposal) and must have negotiated in good faith with Savaria and Purchaser with respect to any such proposed revisions or other proposal and (y) the Span-America Board must have determined in good faith, after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Savaria and Purchaser that such Alternative Proposal continues to constitute a Superior Proposal or such Intervening Event continues to warrant an Adverse Recommendation Change and, in each case, failure to take such action would be inconsistent with its fiduciary duties under applicable law. Following any material revision to a Superior Proposal, the procedures described above will apply anew, except that Span-America will only be required to give Savaria and Purchaser two days (one of which must be a business day) to propose revisions to the Merger Agreement or make another proposal, rather than three business days.

The Merger Agreement also provides that nothing therein will prohibit Span-America or the Span-America Board from (i) disclosing to Span-America stockholders a position contemplated by Rules 14d-9 and Rule 14e-2(a)(2)-(3) under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be an Adverse Recommendation Change unless the Span-America Board expressly and concurrently reaffirms the Span-America Board Recommendation.

“Alternative Proposal” means any offer, proposal or indication of interest (whether binding or nonbinding) to Span-America or its stockholders relating to an Alternative Transaction.

“Alternative Transaction” means, with respect to Span-America, any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (a) any purchase from Span-America or its stockholders or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act) of more than a 20% interest in the total outstanding voting securities of Span-America or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the total outstanding voting securities of Span-America or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Span-America or any of its subsidiaries or (b) any sale, lease exchange, transfer, license, acquisition or disposition of more than 20% of the assets of Span-America and its subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of Span-America or any of its subsidiaries.

“Span-America Board Recommendation” means the recommendation of the Span-America Board that the Span-America stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

“Superior Proposal” means an unsolicited, bona fide written Alternative Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) (provided, that each reference to 20% in the definition of “Alternative Transaction” is replaced with 66 2/3% for purposes of “Alternative Proposal” as used in this definition of “Superior Proposal”), in each case that the Span-America Board has in good faith determined (taking into account, among other things, (i) its consultation with its outside legal counsel and its financial advisors, (ii) the identity of the person (or group of persons) making such Alternative Proposal and (iii) all terms and conditions of such Alternative Proposal, including all legal, financial, regulatory and other aspects of such Alternative Proposal, the form of consideration, financing conditionality, anticipated timing including any delay relative to the transactions contemplated by the Merger Agreement (including any binding offer by Savaria to amend the terms of the Merger Agreement) and/or to any other proposal made by Savaria and Purchaser pursuant to the terms of the Merger Agreement, and any break-up fees, expense reimbursement provisions and conditions to consummation, and to the Merger Agreement (including any binding offer by Savaria to amend the terms of the Merger Agreement), and/or of any such other proposal made) (a) to be more favorable, from a financial point of view, to Span-America stockholders, than the transactions contemplated by the Merger Agreement (including any binding offer by Savaria to amend the terms of the Merger Agreement) or any such other proposal and (b) to be reasonably capable of being consummated on the terms proposed.

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“Intervening Event” means any material event, occurrence or development (i) that is unknown to, and was not reasonably foreseeable by, the Span-America Board as of the date of the Merger Agreement and (ii) does not relate to (a) any Alternative Proposal or (b) any actions taken by Savaria or Span-America in accordance with Section 13 — “Third-Party Consents and Regulatory Approvals,” or the consequences of any such action; provided, that such event, occurrence or development must affect the business, assets or operations of Span-America and its subsidiaries, taken as a whole.

Offer Documents. Subject to the terms and conditions provided in the Merger Agreement, each of Savaria, Purchaser and Span-America has agreed to promptly correct any information provided for inclusion in the Schedule TO and the other Offer documents or the Schedule 14D-9 if such information has become false or misleading in any material respect or as otherwise required by applicable law. Savaria and Purchaser also agreed with respect to the Schedule TO and the Offer documents, and Span-America also agreed with respect to the Schedule 14D-9, to take all steps necessary to cause the Schedule TO and the other Offer documents, or the Schedule 14D-9, as applicable, as so corrected, to be filed with the SEC and, immediately following such filing, disseminated to the Span-America stockholders, in each case as and to the extent required by the Exchange Act. Savaria and Purchaser, on the one hand, and Span-America, on the other hand, also agreed to promptly notify the other upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule TO or the other Offer documents, or the Schedule 14D-9, as applicable, and to promptly provide the other with copies of all correspondence with the SEC, and give the other and its counsel a reasonable opportunity to participate in the response to those comments.

Third-Party Consents and Regulatory Approvals. Subject to the last two paragraphs of this section entitled “—Third-Party Consents and Regulatory Approvals,” Savaria, Purchaser and Span-America have agreed in the Merger Agreement to use reasonable best efforts to do or cause to be done promptly all things necessary, proper or advisable under applicable law to consummate and make effective, and to satisfy all conditions to, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to cause Purchaser to purchase the Shares pursuant to the Offer on the earliest possible date following satisfaction or waiver of the conditions set forth in Section 15 — “Conditions of the Offer,” including: (i) the obtaining as promptly as practicable of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities, and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining as promptly as practicable of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement, (v) in the case of Savaria and Purchaser, if any vote of Span-America’s stockholders is required by applicable law to consummate any of the transactions contemplated by the Merger Agreement, voting the Shares held by it in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated thereby and (vi) if Purchaser acquires sufficient Shares to merge Purchaser and Span-America without a vote of Span-America’s stockholders, at the option of Savaria (in its sole discretion) taking such actions as are necessary to cause Span-America to be merged with Purchaser with Purchaser continuing as the surviving company in lieu of the Merger.However, under no circumstances will Savaria or Purchaser be required, and Span-America and its subsidiaries will not be permitted (without Savaria’s written consent in its sole discretion) or required, to take any action, or commit to take any action, or agree to any condition or restriction, involving Savaria, Span-America or their respective subsidiaries in connection with obtaining necessary actions or nonactions, waivers, clearances, permits, consents, approvals, expirations, terminations and authorizations of third parties or governmental entities, that would be, or would be reasonably likely to be, individually or in the aggregate, material to Savaria or Span-America and its subsidiaries (including after the Merger Effective Time, the surviving company of the Merger and its subsidiaries) taken as a whole, in each case measured on a scale relative to Span-America and its subsidiaries taken as a whole (a “Materially Burdensome Condition”); provided, that if requested by Savaria, Span-America will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Span-America only in the event that the Offer is consummated.

Subject to the limitation on Materially Burdensome Conditions (as defined above), Savaria and Span-America additionally agreed to (i) use reasonable best efforts to cooperate with each other in (a) determining

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whether any filings are required or advisable, in the reasonable judgment of Savaria, to be made with, or consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (b) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (ii) supply to any governmental entity as promptly as practicable additional information or documents that may be requested pursuant to any regulatory law or by such governmental entity and (iii) use reasonable best efforts to take promptly, or cause to be taken promptly, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including taking actions as may be necessary to resolve objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice or competition authorities of certain other jurisdictions may assert, so as to enable the closing of the Merger to occur as soon as reasonably possible including, but not limited to, (x) negotiating, committing to and effecting the sale, divestiture or disposition of any assets or businesses of Savaria or its subsidiaries or of Span-America or its subsidiaries and (y) otherwise taking or committing to take any actions that after the Merger Effective Time limits the freedom of Savaria or its subsidiaries’ (including the surviving company of the Merger’s) freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the surviving company of the Merger’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing the closing of the Merger, materially delaying completion of the Offer or the closing of the Merger or delaying completion of the Offer beyond the End Date; provided, that Span-America will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Span-America only in the event that the Offer is consummated.

Savaria and Span-America will keep each other apprised of the status of matters relating to the completion of the Offer, the Merger and the other transactions contemplated thereby, including promptly furnishing the other with copies of related notices or other communications received by Savaria or Span-America, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity. Each of Savaria and Span-America will permit counsel reasonable opportunity to review in advance any proposed communication to, including any filings with, any governmental entity, and confer in good faith to resolve any disagreement as to their strategy for communicating with any governmental entity or third party regarding any regulatory law. Neither Savaria nor Span-America may participate in any substantive meeting or discussion with any governmental entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.

Pursuant to the Merger Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by the Merger Agreement as violative of any regulatory law, each of Span-America and Savaria will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding. Span-America will control the defense and settlement of any stockholder litigation against Span-America and/or its directors relating to the transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement. However, Span-America’s counsel must be reasonably acceptable to Savaria, Span-America may not take any significant positions relating to any such litigation without consulting Savaria in advance and Span-America must consult with Savaria with respect to litigation strategy on a regular basis. Span-America has agreed that it will not settle any litigation commenced after the date of the Merger Agreement against Span-America or any of its directors or executive officers by any Span-America stockholder relating to the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement, without the prior written consent of Savaria (not to be unreasonably withheld, conditioned or delayed).

Financing. Under the Merger Agreement, prior to the Merger Effective Time, Span-America will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and, in each case, reasonably requested by Savaria to assist Savaria in the arrangement of any financing for the purpose of financing the Offer and/or the Merger, the fees and expenses incurred in connection therewith, and the other transactions contemplated by the Merger Agreement, including (i) participating in meetings, presentations and due diligence sessions, (ii) assisting with the preparation of

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materials for presentations, memoranda and similar documents required in connection with the financing, (iii) assisting in connection with Savaria entering into any customary agreements to pledge, guarantee, grant security interests in and otherwise grant liens on the assets of Span-America and its subsidiaries, (iv) preparing and furnishing to Savaria and its financing sources as promptly as practicable all information relating to Span-America and its subsidiaries as may be reasonably requested by Savaria and (v) assisting with the payoff of any existing debt financing of Span-America and its subsidiaries and the release of all related liens; provided, however, that (a) nothing in the Merger Agreement requires such cooperation to the extent it would require Span-America to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Merger Effective Time for which it is not promptly reimbursed and (b) any documentation executed by Span-America or any of its subsidiaries will not become effective until the Merger Effective Time. Neither the Offer nor the Merger is subject to any financing condition. See Section 10 — “Source and Amount of Funds — New Facility.”

Employee Matters. Pursuant to the Merger Agreement, from and after the Merger Effective Time, the employees of Span-America or any of its subsidiaries immediately prior to the Merger Effective Time and who remain employed by Span-America or any of its affiliates after the Merger Effective Time (“Company Employees”) will be offered participation and coverage under Savaria’s and its subsidiaries’ benefit plans that are substantially similar to the plans generally in effect for similarly situated employees of Savaria and its subsidiaries (“Savaria Benefit Plans”). Continued participation and coverage following the Merger Effective Time under benefit plans of Span-America and its subsidiaries as in effect immediately prior to the Merger Effective Time will be deemed to satisfy Savaria’s obligations, and Company Employees may commence participating in the comparable Savaria Benefit Plans on different dates following the Merger Effective Time with respect to different comparable Savaria Benefit Plans.

With respect to any Savaria Benefit Plan providing benefits to Company Employees after the Merger Effective Time, each Company Employee will be credited with his or her years of service with Span-America and its subsidiaries before the Merger Effective Time for all purposes (including for the purposes of vesting, eligibility to participate and level of benefits) to the same extent as each Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar employee benefit plan sponsored or maintained by Span-America or any of its subsidiaries in which the Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time, except with respect to (i) benefit accrual under any defined benefit pension plan, (ii) any benefit plan that does not provide similarly-situated employees of Savaria and its subsidiaries with credit for prior service, (iii) any grandfathered or frozen benefit plans or (iv) situations where providing Company Employees with credit for prior service would result in the duplication of benefits.

Savaria will, to the extent legally permissible, waive, or cause to be waived, any preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Savaria or any of its subsidiaries in which the Company Employees (and their eligible dependents) are eligible to participate from and after the Merger Effective Time, except to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of Span-America and its subsidiaries in which the Company Employee participated. If a Company Employee commences participation in any health benefit plan of Savaria or any of its subsidiaries after the commencement of a calendar year, to the extent information is provided to Savaria in a form reasonably acceptable to Savaria and the plan administrator, Savaria will cause the plan to recognize any eligible expenses incurred by the Company Employee (and his or her eligible dependents) during such calendar year (prior to receiving coverage under the new benefit plan) for purposes of satisfying such calendar year’s deductible, coinsurance, maximum out-of-pocket, copayment limitations and life-time maximum limitations or requirements under the relevant welfare benefit plans for the applicable plan year in which the Company Employee (and eligible dependents) commences participation.

The Merger Agreement provides that, prior to the Merger Effective Time, at the request of Savaria, Span-America must take such action, conditioned on the occurrence of the Merger, as is requested by Savaria with respect to Span-America’s 401(k) plan. If Savaria requests it, the Span-America Board will adopt resolutions to take such corporate action as is necessary to terminate the Span-America 401(k) plan and to ensure that the account balances of the participants in the Span-America 401(k) plan are fully vested upon such plan termination, in each case effective as of the day prior to the Merger Effective Time.

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The Merger Agreement provides that, with respect to Company Employees who are regularly employed outside of the United States, the provisions relating to compensation and benefits set forth above do not apply and Savaria will, or will cause its subsidiaries to, comply with all applicable laws relating to such Company Employees.

As soon as reasonably practicable following the execution of the Merger Agreement (and in any event prior to the Merger Effective Time), Span-America will, or will cause its applicable subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to applicable law or otherwise.

Nothing in this “— Employee Matters” section will (i) constitute or be deemed to be an amendment to any benefit plan sponsored or maintained by Span-America or any other compensation or benefit program or arrangement of Span-America or any of its subsidiaries, (ii) guarantee employment for any period of time or preclude the ability of Savaria or any of its subsidiaries to terminate any employee of Span-America or any of its subsidiaries or (iii) require Savaria or any of its subsidiaries to continue any employee benefit plans sponsored or maintained by Span-America or its subsidiaries, or arrangements or prevent the amendment, modification or termination of any employee benefit plans sponsored or maintained by Span-America or its subsidiaries, in accordance with the terms the applicable employee benefit plan and applicable law.

Approval of Compensation Arrangements. Prior to the Merger Effective Time, Span-America will take all actions that may be necessary or advisable to cause each employment, compensation, severance and other benefit plan of Span-America or any of its subsidiaries to be approved, adopted, amended or modified on or, subject to the restrictions contained in the Merger Agreement, after May 1, 2017 to be approved as an “employment compensation, severance or other employee benefit arrangement” by the Span-America Board, the compensation committee thereof and/or its independent directors in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act.

Indemnification and Insurance. The Merger Agreement provides that, for six years after the Merger Effective Time, Savaria and the surviving company of the Merger will maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Span-America’s and any of its subsidiaries’ articles of incorporation and by-laws or similar organizational documents in effect immediately prior to the Merger Effective Time or in any indemnification agreements of Span-America or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of the Merger Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Merger Effective Time were current or former directors, officers or employees of Span-America or any of its subsidiaries.

In addition, following the Merger Effective Time, each of Savaria and the surviving company of the Merger will jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of Span-America or any of its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission in their capacity as such occurring or alleged to have occurred whether before or after the Merger Effective Time (including acts or omissions in connection with serving as an officer or director or other fiduciary of any entity if such service was at the request or for the benefit of Span-America).

The Merger Agreement further provides that, prior to the Merger Effective Time, Span-America must purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy, which insurance will provide coverage for six years after the Merger Effective Time in an amount substantially similar to, and not less than the coverage provided by, and to have other terms substantially similar to, and not less favorable to, the insured persons than the coverage set forth in the current policy of directors’ and officers’ liability insurance maintained as of the date of the Merger Agreement by Span-America. In satisfying its obligations described in this paragraph, such “tail” policy must not cost in excess of 250% of the current policy of directors’ and officers’ liability insurance maintained as of the date of the Merger Agreement.

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Conditions of the Offer. See Section 15 — “Conditions of the Offer.”

Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

•	to the extent required by applicable law, the Merger will have been approved by the affirmative vote of the holders of outstanding Shares representing at least two-thirds of the outstanding shares of capital stock of Span-America entitled to vote;

•	no law, injunction or other order or similar legal restraint will have been promulgated, entered, enforced, enacted or issued by any governmental entity of competent jurisdiction and will then be in effect preventing the consummation of the Merger; and

•	Purchaser will have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period, if applicable).

Termination. The Merger Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the stockholders of Span-America):

(i)	at any time prior to the Merger Effective Time by mutual written consent of Span-America and Savaria;

(ii)	at any time prior to the Merger Effective Time by either Span-America or Savaria if:

(a)	the Acceptance Time has not occurred on or before the End Date or the Offer is terminated or withdrawn (pursuant to its terms and as permitted by the terms of the Merger Agreement) without any Shares being accepted for payment thereunder; provided, that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill its obligations under the Merger Agreement in any manner proximately caused the failure of the Acceptance Time to occur on or before such time; or

(b)	any court or governmental entity of competent jurisdiction has entered an injunction or order permanently restraining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction or order has become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement is not itself in breach of its obligations described above under “—Third-Party Consents and Regulatory Approvals” and “—Debt Financing.”

(iii)	by Span-America if (provided, that the right to terminate under paragraph (a) or (c) below will not be available if Span-America has failed to fulfill its obligations under the Merger Agreement in any material respect):

(a)	Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 20 business days after the date of the Merger Agreement;

(b)	at any time prior to the Merger Effective Time Savaria or Purchaser has breached any representation, warranty, covenant or agreement on the part of Savaria or Purchaser set forth in the Merger Agreement, that (x) has had or would reasonably be expected to have a Savaria Material Adverse Effect (as defined below) and (y) will be incapable of being cured by the End Date or has not been cured within 10 days after written notice has been received by Savaria;

(c)	at any time after the third business day after the Expiration Date if all of the offer conditions have been met and Purchaser fails within three business days after the

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Expiration Date to accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer; or

(d)	at any time prior to the Merger Effective Time (x) the Span-America Board has authorized Span-America to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (y) Span-America has complied in all material respects with the terms described above under “ — No Solicitation” and (z) immediately after the termination of the Merger Agreement, Span-America enters into an Alternative Acquisition Agreement with respect to the Superior Proposal. However, this right to terminate the Merger Agreement will only be available to Span-America if it has previously paid to Savaria the Termination Fee (as defined below).

(iv)	by Savaria if, at any time prior to the Merger Effective Time:

(a)	Span-America has breached any representation, warranty, covenant or agreement on the part of Span-America set forth in the Merger Agreement, or any representation or warranty of Span-America has become untrue, in either case such that the conditions set forth in clauses (iii)(b) and (iii)(c) of Section 15 — “Conditions of the Offer” would not be satisfied as of the time of the breach or as of the time such representation or warranty becomes untrue and in any case the breach will be incapable of being cured by the End Date or will not have been cured within 10 days after written notice has been received by Span-America;

(b)	the Span-America Board (x) effects an Adverse Recommendation Change, (y) fails to reaffirm (publicly, if so requested by Savaria) the Span-America Board Recommendation within 10 business days after the date any Alternative Proposal (or material modification thereto) is first publicly disclosed or (z) approves, endorses or recommends any Alternative Proposal;

(c)	a tender offer or exchange offer for 15% or more of the outstanding shares of Span-America’s common stock is commenced, and the Span-America Board fails to send to the Span-America stockholders, within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act, a statement reaffirming the Span-America Board Recommendation and recommending that the Span-America stockholders reject the tender offer or exchange offer; or

(d)	the Span-America Board willfully fails to comply with its obligations described above under “ — No Solicitation” in all material respects.

“Savaria Material Adverse Effect” means any material adverse effect on the ability of Savaria and Purchaser to consummate the Offer and the Merger.

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will terminate and there will be no liability on the part of any party to the other party, except for any liability arising out of the obligation to pay the Termination Fee, as described below under “ — Termination Fees” or arising out of any willful, intentional and material breach of any of the representations, warranties or covenants in the Merger Agreement.

Termination Fee. In the event that:

(i)	(a) an Alternative Proposal is made known to Span-America stockholders and not withdrawn, (b) following such an event the Merger Agreement is terminated by Span-America or Savaria pursuant to clause (ii)(a) of the section entitled “— Termination” above or, prior to the Acceptance Time, by Savaria pursuant to clause (iv)(a) of the section entitled “— Termination” above, and (c) Span-America enters into a definitive agreement with respect to or consummates any transaction

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contemplated by any Alternative Proposal within 12 months of the date that the Merger Agreement is terminated;

(ii)	(a) an Alternative Proposal is made known or communicated to senior management or the Span-America Board and not withdrawn, (b) following such an event the Merger Agreement is terminated by Savaria pursuant to clause (iv)(a) of the section entitled “— Termination” above in connection with an intentional breach, and (c) Span-America enters into a definitive agreement with respect to or consummates any transaction contemplated by any Alternative Proposal within 12 months of the date that the Merger Agreement is terminated; or

(iii)	the Merger Agreement is terminated by Span-America pursuant to clause (iii)(d) of the section entitled “— Termination” above or by Savaria pursuant to clause (iv)(b), clause (iv)(c) or clause (iv)(d) of the section entitled “— Termination” above;

then Span-America will pay to Savaria a termination fee of $2,825,000 in cash (the “Termination Fee”); provided, however, that for purposes of the Termination Fee, all references to “20%” in the definition of “Alternative Proposal” is deemed to refer to “50%” instead.

In the case of a payment of the Termination Fee pursuant to clauses (i) or (ii) above, the payment will be made to Savaria promptly following the earlier of the execution of a definitive agreement with respect to, or consummation of any transaction contemplated by, any Alternative Proposal (and in any event not later than two business days after delivery to Span-America of a notice of demand for payment). In the case of a payment of the Termination Fee pursuant to clause (iii) above, the payment will be made to Savaria promptly following termination of the Merger Agreement (and in any event not later than two business days after delivery to Span-America of a notice of demand for payment). However, in the event that the Termination Fee is payable pursuant to clause (iii) above in connection with a termination of the Merger Agreement by Span-America pursuant to clause (iii)(d) of the section entitled “— Termination” above, the Company must pay the Termination Fee to Savaria prior to the termination of the Merger Agreement.

In no event will Span-America be required to pay more than one Termination Fee.

In the event the Merger Agreement is terminated pursuant to clause (iii)(a), clause (iii)(b) or clause (iii)(c) of the section entitled “— Termination” above, then in addition to, but without duplication of, any other remedies available to Span-America pursuant to the Merger Agreement, Savaria must promptly following termination of the Merger Agreement (and in any event not later than two business days after delivery to Savaria of notice of demand for payment (provided, that Savaria will not be required to pay any expenses to which it reasonable objects until no later than two business days after Savaria and Span-America, acting reasonably, agree as to the amount of such expenses due) reimburse Span-America for all of its reasonable and documented expenses incurred in connection with the negotiation of the Merger Agreement and the transactions contemplated thereby. In the event Savaria fails to pay any amounts due under this paragraph then Savaria must reimburse Span-America for all reasonable and documented costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount and Savaria must pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent.

Fees and Expenses. Whether or not the Offer and the Merger are consummated, all costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expenses.

No Third-Party Beneficiaries. The Merger Agreement is not intended to, and does not, confer upon any other person or entity any rights or remedies thereunder, except as set forth in or contemplated by the terms and provisions of the Merger Agreement relating to directors’ and officers’ indemnification and insurance.

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Amendment; Waiver. Any provision of the Merger Agreement may be amended or waived prior to the Merger Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the receipt of the affirmative vote of the holders of at least two-thirds of the outstanding Shares to adopt the Merger Agreement (if required under South Carolina law), if any amendment or waiver requires further approval of the Span-America stockholders, the effectiveness of the amendment or waiver will require the approval of the Span-America stockholders.

The Confidentiality Agreement. Span-America and Savaria entered into a confidentiality, stand-still and no-hire agreement dated as of January 2, 2017 (the “Confidentiality Agreement”). As a condition to being furnished with confidential information, Savaria agreed, among other things, to keep all such confidential information confidential and, subject to certain exceptions, to use such confidential information solely for the purpose of evaluating a possible transaction between the parties.

The Support Agreements. In connection with entering into the Merger Agreement, Savaria and Purchaser entered into identical Tender Support Agreements, each dated as of May 1, 2017 (each, a “Support Agreement” and, collectively, the “Support Agreements”) with each of Thomas F. Grady, Jr., Dan R. Lee, Thomas J. Sullivan, Richard C. Coggins, Thomas D. Henrion, Linda D. Norman, Robert H. Dick, James D. Ferguson, Terry Allison Rappuhn, Robert E. Ackley, William D. Darby, Erick C. Herlong, James R. O’Reagan, Clyde A. Shew, Marie Sitter and James L. Teague, Jr. (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), who together own approximately 15.9% of the outstanding Shares as of May 1, 2017.

Pursuant to and subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed to tender or cause to be tendered in the Offer all of such Supporting Stockholder’s Shares (excluding unexercised options to purchase Shares or the Shares underlying such options). In addition, each Supporting Stockholder has agreed that, during the time his or her Support Agreement is in effect, at any meeting of Span-America stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will be present (in person or by proxy) and vote all of such Supporting Stockholder’s Shares (to the extent not purchased in the Offer):

(i)	in favor of (a) adoption of the Merger Agreement, (b) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (c) any other matter considered at any such meeting of the Span-America stockholders which the Span-America Board has (x) determined is necessary for the consummation of the Merger, (y) so disclosed in the Schedule 14D-9 or other written materials distributed to all Span-America stockholders and (z) recommended that the Span-America stockholders adopt; and

(ii)	against (a) any amendment to Span-America’s articles of incorporation or bylaws or any other proposal which would in any material respect impede, interfere with or prevent the consummation of the Offer or the Merger, (b) any Alternative Proposal or (c) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Supporting Stockholder under the Support Agreement.

The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including, subject to certain exceptions, restrictions on (i) creating or permitting liens on Shares, (ii) transfers, (iii) granting of proxies, (iv) depositing Shares in a voting trust, (v) tendering Shares to a tender offer other than the Offer or (vi) otherwise taking any action with respect to Shares that would restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations under the applicable Support Agreement.

Each Support Agreement will terminate upon the earliest of (i) the mutual written agreement of Savaria and the applicable Supporting Stockholder, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Merger Effective Time, (iv) the occurrence of an Adverse Recommendation Change or (v) the date of any amendment to the Merger Agreement that reduces the Offer Price or changes the form of consideration payable in the Offer.

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The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text, which is filed as Exhibit (d)(2) of the Schedule TO.

14.	Dividends and Distributions.

As discussed in Section 13 — “The Transaction Documents — The Merger Agreement — Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time and the termination of the Merger Agreement, Span-America has agreed not to (i) adjust, split, combine or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock, (ii) make, declare, set aside or pay any dividend or distribution in respect of its capital stock (other than an ordinary quarterly cash dividend of $0.16 per Share consistent with past practice), (iii) redeem, purchase or otherwise acquire or encumber any of its capital stock, (iv) grant any person any right to acquire any of its capital stock, (iv) issue, or authorize the issuance of, any Span-America securities (except pursuant to the exercise of outstanding stock options or settlement of restricted stock units) or (v) amend any term of any Span-America security or securities of any Span-America subsidiary (in each case, whether by merger, consolidation or otherwise).

15.	Conditions of the Offer.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares, and, only after complying with any obligation to extend the expiration date of the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

(i)	at the expiration of the Offer or immediately prior to such payment any regulatory approval which in the reasonable judgment of Savaria is required or advisable to consummate the transactions contemplated by the Merger Agreement has not been obtained, does not remain in full force and effect (or any statutory waiting period in respect thereof has not expired) or would be, or would be reasonably likely to be, individually or in the aggregate, material to Savaria or Span-America and its subsidiaries taken as a whole, in each case measured on a scale relative to Span-America and its subsidiaries taken as a whole;

(ii)	at the expiration of the Offer or immediately prior to such payment the Minimum Condition is not satisfied; or

(iii)	at the expiration of the Offer or immediately prior to such payment, any of the following conditions has occurred:

(a)	(x) any restraining order, injunction or other order or similar legal restraint or prohibition shall have been issued by any governmental entity of competent jurisdiction and shall then be in effect or (y) any suit, action or other proceeding shall have been instituted by any governmental entity and remain pending that would reasonably be expected to result in a restraining order, injunction or other order or similar legal restraint or prohibition, in the case of either clause (x) or (y) preventing the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

(b)	(x) the representations and warranties of Span-America relating to its corporate existence, capitalization (except to a de minimis extent), corporate authority and finders’ fees shall not be true and correct in all respects at and as of the date of the Merger Agreement and at and as of immediately prior to the expiration of the Offer as though made at and as of such time (unless the applicable representation or warranty is made only as of a specific date, in which case as of such specific date) or (y) any of the other representations and warranties of Span-America set forth in the Merger Agreement shall not be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Span-America Material Adverse Effect” (as defined below)) at and as of the date of the Merger Agreement and at and as of immediately prior to the expiration of the Offer as though made at and as of such time (unless the applicable representation or warranty is

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made only as of a specific date, in which case as of such specific date), except in the case of clause (y), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Span-America Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Span-America Material Adverse Effect;

(c)	Span-America shall have failed to perform or comply in all material respects with all of Span-America’s covenants and agreements in the Merger Agreement to be performed or complied with by it prior to such time;

(d)	since the date of the Merger Agreement, any fact, circumstance, event, change, effect or occurrence shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Span-America Material Adverse Effect;

(e)	Span-America shall have failed to deliver to Savaria a certificate signed by the Chief Executive Officer or another senior executive officer of Span-America certifying that the conditions specified in clauses (iii)(b) and (iii)(c) above do not exist; or

(f)	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Savaria and Purchaser and, except for the Minimum Condition, which may be waived only with the prior written consent of the Span-America, may be waived by Savaria and Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.

“Span-America Material Adverse Effect” means any state of facts, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (i) is materially adverse to the business, results of operation or financial condition of Span-America and its subsidiaries, taken as a whole, or (ii) renders Span-America incapable of consummating the transactions contemplated by the Merger Agreement by the End Date; provided, however, that, in the case of clause (i) only, no facts, circumstances, events, changes, effects or occurrences to the extent resulting from or arising out of the following will be deemed, either alone or in combination to constitute, and no facts, circumstances, events, changes, effects or occurrences to the extent resulting from or arising out of the following will be taken into account in determining whether there has been or would be, a Span-America Material Adverse Effect: (a) changes after the date of the Merger Agreement in the economic, business, financial, technological or regulatory environment generally affecting the industries in which Span-America and its subsidiaries operate; (b) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any natural disaster, in each case after the date of the Merger Agreement; (c) changes after the date of the Merger Agreement in law or applicable accounting regulations or principles or interpretations thereof; (d) actions or omissions of Span-America or any of its subsidiaries to which Savaria has expressly consented in writing, actions which Span-America or any of its subsidiaries are required to take by the Merger Agreement or any failure to take any action which Span-America or any of its subsidiaries are prohibited from taking by the Merger Agreement; (e) any changes (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) proximately caused by the announcement, pendency or anticipated consummation of the Merger Agreement, the Offer or the Merger; (f) the failure, in and of itself, of Span-America to meet internal or analysts’ expectations or projections (the underlying causes of any failure will not be excluded by this clause (f)); or (g) changes, in and of themselves, in the price or trading volume of Span-America’s common stock (it being understood that the underlying causes of any such changes shall not be excluded by this clause (g)); except, with respect to clauses (a) and (c), as has or would reasonably be expected to have a disproportionate impact on the business, results of operation or financial condition of Span-America and its subsidiaries taken as a whole relative to other companies in the industries in which Span-America operates.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by Span-America with the SEC and other publicly available information concerning

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Span-America, we are not aware of any governmental license or regulatory permit that appears to be material to Span-America’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Span-America’s business or certain parts of Span-America’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”

State Takeover Laws. A number of states (including South Carolina) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Span-America, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. The Span-America Board has resolved to exempt the transactions contemplated by the Merger Agreement as required to render the South Carolina state takeover laws inapplicable to the Offer and the Merger. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions of the Offer.”

17.	Fees and Expenses.

We have retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust

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companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Savaria not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Span-America has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8 — “Certain Information Concerning Span-America” and Section 9 — “Certain Information Concerning Purchaser and Savaria.”

SAVARIA (SC) INC.

May 17, 2017

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SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF SAVARIA AND PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Savaria are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Savaria. The business address of each director and officer is Savaria Corporation, 4350 Chomedey Highway, Laval, Quebec, H7R 6E9. All directors and executive officers listed below are Canadian citizens.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Marcel Bourassa	President, Chief Executive Officer and a director of Savaria since March 2002. President of Savaria's wholly owned subsidiaries, including Purchaser. Director of Purchaser since its incorporation in April 2017.

Jean-Marie Bourassa	Chief Financial Officer of Savaria since January 2002. President and director of Bourassa Boyer Inc., a Chartered Professional Accountant Firm, since 1980. Director of 5N Plus Inc. and Chairman of the Audit Committee of 5N Plus Inc. since December 2007.

Robert Berthiaume	Professional engineer with Savaria Concord Lifts Inc. (a subsidiary of Savaria) since 1991. Director of Savaria since March 2002.

Peter Drutz	President of KanKare Home Services (dba Comfort Keepers) since August 2004. Director of Savaria since October 1999.

Jean-Louis Chapdelaine	President of Saraguay Investment Inc. since 1975. Director of Savaria since May 2005.

Sylvain Dumoulin	Real estate and construction consultant since 2005. Controller of Les excavations Gilbert Théorêt since February 2017. Director of Savaria since September 2010.

Alain Tremblay	Vice-President Finance and Operations of Gestion Benoît Dumoulin inc. since 2013. Vice-President Finance and Operations of Habitations Raymond Allard inc. from 2012 to 2013. Vice President Control and Administration of Gouverneur Hotels from 2009 to 2012. Director of Savaria since September 2011.

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Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile:
(For Eligible Institutions Only)
(718) 234-5001

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005
Shareholders may call toll free (800) 991-5628
Banks and brokers may call collect (212) 269-5550
Email: span@dfking.com

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